Exhibit 10.67

AMENDMENT NO. 2 TO
ASSET PURCHASE AGREEMENT

This Amendment No. 2 (“Amendment”) to the Asset Purchase Agreement dated September 9, 2002, as amended, by and between Interliant, Inc., a Delaware corporation (“Seller”), and Sprint Communications Company L.P., a Delaware limited partnership (“Purchaser”)(the “Agreement”) is entered into as of October 24, 2002. Unless specifically described and referenced in this Amendment as a change to the Agreement, the terms and conditions of the Agreement remain intact.

The parties agree as follows:

1. Section 4.13 of the Agreement will be deleted in its entirety and replaced by the following:

4.13        GATX Assets.

(a)  Seller has executed and delivered to GATX Technology Services Corporation (“GATX”) the letter in the form attached as Exhibit 4.13(a) (the “GATX Forfeiture Letter”) providing for the forfeiture by Seller of all its right, title and interest in all of the assets listed on Annex A under the heading “GATX Assets” (the “GATX Assets”). Seller currently holds leasehold interests in the GATX Assets under the Master Lease Agreement (No. 2064) dated November 20, 2000, as amended between GATX and Seller.

(b) The GATX Assets will be added to and included in the Purchased Assets and Purchaser shall pay on the Closing Date on behalf of Seller $85,019.23 (the “GATX Purchase Price”) by wiring said amount to GATX in accordance with the wire transfer information set forth on Exhibit 4.13 (b) attached hereto.

2. Section 4 will be amended by adding a new Section 4.14 that reads as follows:

4.14        Cisco Assets.

(a) Seller will use its commercially reasonable best efforts to enter into a settlement agreement on terms reasonably acceptable to Seller (the “Cisco Settlement Agreement”) with Cisco Systems Capital Corporation (“Cisco”) as promptly as possible following the Closing Date, and in no event later than November 15, 2002. Under the Cisco Settlement Agreement, Seller will obtain title to the assets listed on Annex B under the heading “CISCO Assets” (the “Cisco Assets”). Seller currently holds leasehold interests in the Cisco Assets under the Master Agreement to Lease Equipment (No. 3164) dated August 17, 2000, as amended, between Cisco and Seller.

(b) Seller, Purchaser and Cisco will enter into an Equipment Relocation Agreement in the form attached as Exhibit 4.14 on or before the Closing Date.

(c) If Seller enters into the Settlement Agreement and obtains title to the Cisco Assets within 40 days following the Closing Date, then Purchaser will purchase from Seller, and Seller will sell, transfer, convey and deliver to Purchaser, all right, title and interest in all of the Cisco Assets for an amount equal to $24,829.47 (the “Cisco Asset Purchase Price”). Purchaser will pay the Cisco Asset Purchase Price directly to Cisco on behalf of Seller for payments owed by Seller to Cisco under the Cisco Settlement Agreement within three (3) business days of demand by Seller, which demand shall include evidence reasonably satisfactory to Purchaser that Seller has obtained an Order from the Bankruptcy Court authorizing it to enter into such transaction.

3. This Amendment may be executed in counterparts, including facsimile counterparts. Each executed counterpart will have the same force and effect as an original instrument as if the parties to the aggregate counterparts had signed the same instrument.

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SPRINT COMMUNICATIONS COMPANY L.P.	INTERLIANT, INC., Debtor in Possession
By:	By:
Printed Name: Harry S. Campbell	Printed Name: Bruce S. Klein
Title: President Mass Markets Organization	Title: Senior Vice President and General Counsel